EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of L Catterton Asia Acquisition Corp on Amendment No. 3 to Form S-1 [File No. 333-253334] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, dated January 21, 2021, with respect to our audit of the financial statements of  L Catterton Asia Acquisition Corp as of January 12, 2021 and for the period from January 5, 2021 (inception) through January 12, 2021 appearing in the Registration Statement of L Catterton Asia Acquisition Corp [File No. 333-243334].

/s/ Marcum LLP

Marcum LLP

Melville, NY
March 8, 2021